Exhibit 99.1

American Spectrum Realty Acquires $84.8M Portfolio

HOUSTON--(BUSINESS WIRE)--January 6, 2014--American Spectrum Realty, Inc. (NYSE MKT: AQQ) – a real estate investment, management and leasing company – today announced the acquisition of a diverse real estate portfolio valued at an estimated gross value of $84.8 million, which included the assumption of $17.2 million of debt, from three limited partnerships managed by Asset Managers, Inc. of San Diego, CA.: D&A Daily Mortgage Fund III, L.P., D&A Semi-Annual Mortgage Fund III, L.P. and D&A Intermediate-Term Mortgage Fund III, L.P.

The newly-acquired 19 real properties consist of commercial/retail properties, multi-family and single family residences, RV parks and land and are owned by American Spectrum Dunham Properties LLC, a wholly-owned subsidiary of American Spectrum Realty, Inc. The properties were acquired in exchange for preferred stock of American Spectrum Realty, Inc.

“This acquisition enlarges our portfolio of owned and managed properties in California and Nevada,” according to William J. Carden, CEO of American Spectrum Realty, Inc. “We plan to apply our national resources to these properties with intense asset management, introduction to our web-based marketing resources and the talents of our sales/leasing network to allow the properties to perform at their highest levels,” Carden pointed out.

American Spectrum Realty, Inc. is issuing to the selling entities new shares of 8% Cumulative Preferred Stock, Series “B” in exchange for the contribution of the properties in an amount based on the net contribution value of the contributed properties. The Series “B” Preferred Stock is not convertible into common shares of American Spectrum Realty, Inc. The Series “B” Preferred Stock will be redeemed over a two-year period.

The Series “B” Preferred Stock will earn a dividend calculated as simple interest at a rate of 8% from the closing date until December 31, 2014 and thereafter at a rate of 12%. Fifty percent of the dividends accruing before or on December 31, 2014 will be payable monthly and the remainder will accrue and be paid in a lump sum on December 1, 2015. All of the dividends that accrue after December 31, 2014 will be payable monthly.

American Spectrum Realty may be obligated to pay to the holders of Series “B” Preferred Stock additional amounts based on sales of contributed properties under the terms of the contribution agreement.

In connection with the closing of the transaction, American Spectrum Realty offered holders of its outstanding Series “A” Preferred Stock to exchange such shares on a one-for-one basis for new shares of 8% Cumulative Preferred Stock, Series “C.” The dividend rates are identical to the rates on the Series “B” Preferred Stock and the liquidation and redemption rights are substantially the same as the rights provided to the holders of Series “B” Preferred Stock. Holders of two-thirds of the existing Series “A” Preferred Stock have already agreed to such exchange.

Additional details regarding the terms of the transaction, Series “B” Preferred Stock and Series “C” Preferred Stock are included in American Spectrum Realty, Inc.’s Current Report on Form 8-K filed on January 6, 2014 with the SEC.

ABOUT AMERICAN SPECTRUM REALTY, INC.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial self-storage, retail and multi-family properties throughout the United States. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients. American Spectrum Management Group, Inc. provides first-class management and leasing services for office, industrial, retail, self-storage, student housing and multi-family properties totaling 10 million square feet in multiple states. Website: www.americanspectrumrealty.com

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
Elisa Grainger, CFO
(949) 825-6409
egrainger@americanspectrum.com